Exhibit 99.3

Introduction to the Unaudited Pro Forma Condensed Combined Financial Statements

On July 1, 2014, we acquired 50 percent of the general partner interest and 55.1 million limited partner units in Access Midstream Partners, L.P. (ACMP) previously held by Global Infrastructure Partners II for $5.995 billion in cash. We now own 100 percent of the general partner interest, including incentive distribution rights, and approximately 50 percent of the limited partner units in ACMP.

The following pro forma condensed combined financial statements have been developed by applying pro forma adjustments to the individual historical audited and unaudited financial statements of The Williams Companies, Inc. and ACMP. The following unaudited pro forma condensed combined balance sheet as of June 30, 2014, has been prepared to give effect to the transaction as if the acquisition had occurred on June 30, 2014. The following unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014, and year ended December 31, 2013, have been prepared to give effect to the transaction as if the acquisition had occurred at the beginning of 2013. Our historical condensed consolidated financial statements have been derived from and should be read together with the historical audited and unaudited consolidated financial statements and the related notes in Exhibit 99.1 of our Form 8-K dated May 22, 2014, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. ACMP’s historical condensed consolidated financial statements have been derived from and should be read together with its historical audited and unaudited consolidated financial statements and the related notes in Exhibits 99.1 and 99.2 of this Form 8-K/A.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the acquisition of ACMP and do not represent what our results of operations or financial position would actually have been had the acquisition occurred on the dates noted above, or project our results of operations or financial position for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. The estimated fair values of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments which may cause the amounts ultimately recorded to be different from those shown. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

The Williams Companies, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

($ in millions)

	Historical
	The Williams Companies, Inc.	Access Midstream Partners, L.P.	Pro Forma Adjustments (a)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$860	$37	$—		$897
Accounts and notes receivable - net	658	182	12	(b,d)	852
Deferred income tax asset	132	—	—		132
Inventories	276	—	—		276
Other current assets and deferred charges	193	24	—		217

Total current assets	2,119	243	12		2,374

Investments	4,489	2,104	172	(b)	6,765
Property, plant, and equipment, at cost	27,380	6,768	206		34,354
Accumulated depreciation and amortization	(7,938)	(999)	999		(7,938)

Property, plant, and equipment – net	19,442	5,769	1,205		26,416
Goodwill	646	—	2,616		3,262
Other intangible assets	1,616	361	7,947		9,924
Cash held for ACMP acquisition	5,995	—	(5,995	) (c)	—
Regulatory assets, deferred charges, and other	642	64	(64)		642

Total assets	$34,949	$8,541	$5,893		$49,383

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$990	$64	$11	(d)	$1,065
Accrued liabilities	655	272	72		999
Commercial paper	—	—	—		—
Long-term debt due within one year	751	—	—		751

Total current liabilities	2,396	336	83		2,815

Long-term debt	15,539	3,805	247		19,591
Deferred income taxes	3,658	—	1,041	(b)	4,699
Other noncurrent liabilities	1,434	10	—		1,444
Contingent liabilities
Equity:
Stockholders’ equity:
Common stock	782	—	—		782
Common units	—	3,573	(3,573)		—
Other stockholders’ equity	7,081	—	1,731	(b,d)	8,812
Other partners’ capital	—	458	(458)		—

Total stockholders’ equity	7,863	4,031	(2,300)		9,594
Noncontrolling interests in consolidated subsidiaries	4,059	359	6,822		11,240

Total equity	11,922	4,390	4,522		20,834

Total liabilities and equity	$34,949	$8,541	$5,893		$49,383

See accompanying notes.

The Williams Companies, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the six months ended June 30, 2014

($ in millions, except per share amounts)

	Historical
	The Williams Companies, Inc.	Access Midstream Partners, L.P.	Pro Forma Adjustments		Pro Forma Combined
Revenues	$3,427	$570	$—		$3,997

Costs and expenses:
Product costs	1,493	—	—		1,493
Operating and maintenance expenses	606	190	—		796
Depreciation and amortization expenses	428	176	79	(a)	683
Selling, general, and administrative expenses	286	71	(2	) (b)	355
Net insurance recoveries – Geismar Incident	(161)	—	—		(161)
Other (income) expense – net	44	2	—		46

Total costs and expenses	2,696	439	77		3,212

Operating income (loss)	731	131	(77)		785
Equity earnings (losses)	(11)	91	(25	) (c)	55
Interest expense	(303)	(81)	(22	) (d)	(406)
Other investing income – net	32	—	(4	) (e)	28
Other income (expense) – net	5	—	—		5

Income (loss) from continuing operations before income taxes	454	141	(128)		467
Provision (benefit) for income taxes	135	3	(3	) (f)	135

Income (loss) from continuing operations	319	138	(125)		332

Less: Income (loss) from continuing operations attributable to noncontrolling interests	80	9	9	(g)	98

Income (loss) from continuing operations attributable to controlling interests	$239	$129	$(134)		$234

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to controlling interests	$.34				$.31

Weighted-average shares (thousands)	690,695			(h)	746,257

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to controlling interests	$.34				$.31

Weighted-average shares (thousands)	694,832			(h)	750,394

See accompanying notes.

The Williams Companies, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2013

($ in millions, except per share amounts)

	Historical
	The Williams Companies, Inc.	Access Midstream Partners, L.P.	Pro forma Adjustments		Pro Forma Combined
Revenues	$6,860	$1,073	$—		$7,933

Costs and expenses:
Product costs	3,027	—	—		3,027
Operating and maintenance expenses	1,097	339	—		1,436
Depreciation and amortization expenses	815	296	213	(a)	1,324
Selling, general, and administrative expenses	512	104	—		616
Other (income) expense – net	34	2	—		36

Total costs and expenses	5,485	741	213		6,439

Operating income (loss)	1,375	332	(213)		1,494
Equity earnings (losses)	134	130	(62	) (c)	202
Interest expense	(510)	(117)	(61	) (d)	(688)
Other investing income – net	81	—	(31	) (e)	50
Other income (expense) – net	—	1	—		1

Income (loss) from continuing operations before income taxes	1,080	346	(367)		1,059
Provision (benefit) for income taxes	401	5	(19	) (f)	387

Income (loss) from continuing operations	679	341	(348)		672

Less: Income (loss) from continuing operations attributable to noncontrolling interests	238	5	20	(g)	263

Income (loss) from continuing operations attributable to controlling interests	$441	$336	$(368)		$409

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to controlling interests	$.65				$.55

Weighted-average shares (thousands)	682,948			(h)	743,898

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to controlling interests	$.64				$.55

Weighted-average shares (thousands)	687,185			(h)	748,135

See accompanying notes.

Note 1. Pro Forma Adjustments and Assumptions

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

a)

The pro forma adjustments primarily reflect our acquisition of ACMP under the acquisition method of accounting, under which tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values as of the acquisition date. The excess of the consideration transferred, including the fair value of the noncontrolling interest and our previously held equity interest, over the preliminary estimated fair value of net assets acquired is reflected as goodwill on the accompanying unaudited pro forma condensed combined balance sheet. The estimated fair values of assets acquired and liabilities assumed are based on preliminary management estimates and are subject to final valuation adjustments which may cause the amounts ultimately recorded to be different from those shown on the unaudited pro forma condensed combined balance sheet. The pro forma adjustments also reflect the consolidation of ACMP. Additional specific adjustments are further described below. The following table presents a preliminary allocation of the major classes of the assets acquired and liabilities assumed at July 1, 2014.

	ACMP Historical Net Book Value	Adjustment	Preliminary Fair Value
		(Millions)
Current Assets	$243	$—	$243
Investments	2,104	2,285	4,389
Property, plant, and equipment - net	5,769	1,205	6,974
Goodwill	—	2,616	2,616
Other intangibles	361	7,947	8,308
Other noncurrent assets	64	(64)	—
Current liabilities	(336)	(72)	(408)
Long-term debt, including current portion	(3,805)	(247)	(4,052)
Other noncurrent liabilities	(10)	—	(10)
Noncontrolling interests in subsidiaries of ACMP	(359)	(278)	(637)

	$4,031	$13,392	$17,423

Preliminary Fair Value
(Millions)
Our existing equity-method investment in ACMP	$4,884
Noncontrolling interests in ACMP	6,544
Cash consideration	5,995

$17,423

b)

Prior to this acquisition, we held an equity-method investment in ACMP with a book value of $2.113 billion. As a result of this acquisition achieved in stages, we remeasured our existing equity-method investment in ACMP to fair value as of the acquisition date, which resulted in a preliminary remeasurement gain of $2.793 billion that has been reflected, net of deferred income taxes of $1.041 billion, within other stockholders’ equity. We have also reduced our previous equity-method investment by $22 million primarily reflecting equity losses associated with certain compensation-related costs that were triggered by the acquisition. The associated income taxes for these adjustments were determined using a composite statutory rate of 37.275 percent.

c)	Represents the cash consideration paid for the acquisition.

d)	Represents the accrual of direct acquisition costs that were recognized upon completion of the acquisition on July 1, 2014, tax affected at a composite statutory tax rate of 37.275 percent.

Note. 1 Pro Forma Adjustments and Assumptions (continued)

Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

a)

Represents additional net depreciation and amortization expense associated with reflecting the acquired property, plant, and equipment and other identifiable intangible assets at fair value. The adjustments assume estimated useful lives of 30 years for both property, plant, and equipment and other intangible assets.

b)	Represents the reversal of certain direct transaction costs.

c)

Includes the reversal of equity earnings from our historical investment in ACMP of $13 million and $30 million for the six months ended June 30, 2014, and year ended December 31, 2013, respectively, as this pro forma presentation includes ACMP’s results on a consolidated basis. Also includes $12 million and $32 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, reflecting the amortization of the difference between the fair value of the equity-method investments we acquired and our underlying share of the net assets of those investments. These pro forma adjustments also reflect assumed estimated useful lives of 30 years for property, plant, and equipment and other intangibles of the equity-method investees.

d)

Includes interest of $50 million and $100 million for the six months ended June 30, 2014, and year ended December 31, 2013, respectively, related to debt financing associated with the acquisition, primarily the issuance of $1.25 billion of 4.55 percent senior unsecured notes due 2024 and $650 million of 5.75 percent senior unsecured notes due 2044. These amounts are partially offset by $19 million and $39 million, respectively, primarily related to the premium resulting from reflecting the assumed ACMP debt at fair value. This adjustment assumes the amortization of the premium over the remaining terms of ACMP’s debt. The adjustment for the six months ended June 30, 2014, also includes the reversal of $9 million of certain direct transaction costs associated with financing commitments.

e)

Represents the reversal of investing gains associated with our equity-method investment in ACMP resulting from ACMP equity issuances that diluted our ownership interest and were accounted for as though we sold a portion of our investment as this pro forma presentation reflects ACMP on a consolidated basis.

f)

Represents the net tax provision (benefit) associated with the portion of the previously described pro forma adjustments attributable to The Williams Companies, Inc., determined using a composite statutory tax rate of 37.275 percent.

g)

Represents the portion of ACMP’s historical income from continuing operations that is attributable to noncontrolling interests in ACMP, as well as the previously described pro forma adjustments that is attributable to noncontrolling interests.

h)

Basic and diluted weighted-average common shares have been increased by 55,562,000 and 60,950,000 shares for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, to reflect the issuance of common shares in June 2014, associated with the acquisition. The net proceeds of this offering were used to fund a portion of the acquisition.